UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/21/2010

DISCOVER FINANCIAL SERVICES
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33378

Delaware	36-2517428
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015
(Address of principal executive offices, including zip code)

(224) 405-0900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On April 21, 2010, Discover Financial Services (the "Company") completed the repurchase of the 1,224,558 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Stock") issued to the U.S. Department of the Treasury under the Capital Purchase Program of the Troubled Asset Relief Program on March 13, 2009. The Company repurchased the Preferred Stock for an aggregate purchase price of $1,235,783,115, consisting of (i) $1,224,558,000 in principal and (ii) $11,225,115 in accrued dividends.

The Preferred Stock was issued at a discount to reflect the value of the warrant to purchase common stock of the Company issued to the U.S. Treasury in connection with the initial sale of the Preferred Stock. As a result of the repurchase of the Preferred Stock, the Company will accelerate the accretion of that discount. While the acceleration of the discount will not impact net income, it will reduce the net income available to common stockholders by approximately $63 million and, combined with the payment of the accrued dividends on the Preferred Stock of $11,225,115, will reduce the Company's second quarter earnings per share by $0.13.

In connection with the repurchase of the Preferred Stock, the Company plans to notify the U.S. Treasury of its intent to repurchase the warrant if the Company can agree upon a price with the U.S. Treasury. If a price cannot be agreed upon, the U.S. Treasury may choose to proceed to sell the warrant through an auction process, in which the Company may or may not participate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Date: April 21, 2010	By:	/s/ D. Christopher Greene
D. Christopher Greene
Vice President, Assistant General Counsel and Assistant Secretary